Exhibit 99.1

Transcept Pharmaceuticals Scheduled to Meet with FDA to Discuss

Intermezzo® Complete Response Letter

Point Richmond, CA, November 23, 2009 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that it is scheduled to meet with the U.S. Food and Drug Administration (FDA) on January 20, 2010 to discuss the Complete Response Letter regarding the New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet). As previously announced, the Complete Response Letter, received by Transcept on October 28, 2009, indicated that the FDA could not approve the NDA in its present form. The NDA seeks approval to market Intermezzo® for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

Following the receipt of official FDA minutes of the meeting, Transcept plans to provide an update on its discussions with the FDA and the status of the anticipated Intermezzo® NDA resubmission.

About Transcept Pharmaceuticals, Inc.

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009 Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA in which the FDA stated that it could not approve the NDA in its present form. Transcept is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products, L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company's website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, plans to provide an update on discussions between Transcept and the FDA and plans to re-submit the Intermezzo® NDA. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, whether Transcept is able to obtain from its meeting with FDA and the official minutes of the meeting information that would be sufficient to provide investors with reliable information on which to base an investment decision in Transcept and whether Transcept believes it can sufficiently satisfy, through a re-submission of the Intermezzo® NDA, concerns expressed by FDA in its October 28, 2009 Complete Response Letter.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director of Corporate Communications

(510) 215-3567

gmann@transcept.com